As filed with the Securities and Exchange Commission on May 14, 2026
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933
CUSHMAN & WAKEFIELD LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-1896559 (I.R.S. Employer Identification No.)

Clarendon House, 2 Church Street, Hamilton (Address of Principal Executive Offices) Telephone: + 1 441 295 1422 (Registrant’s telephone number, including area code)	HM 11 (Zip Code)

CUSHMAN & WAKEFIELD LTD. 2026 OMNIBUS SHARE AND CASH INCENTIVE PLAN

(Full title of the plan)
Noelle J. Perkins
Executive Vice President, Chief Legal Officer & Secretary
Cushman & Wakefield Ltd.
225 West Wacker Drive, Suite 3000,
Chicago, Illinois 60606
Telephone: (312) 470-1800
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by Cushman & Wakefield Ltd. (the “Registrant”) for the purpose of registering 12,585,149 common shares of the Registrant, par value $0.10 per share (the “Common Shares”), that may be issued under the Registrant’s 2026 Omnibus Share and Cash Incentive Plan (the “Plan”), consisting of (i) a new authorization of 12,150,000 Common Shares and (ii) 435,149 Common Shares which were previously available for grant under the Registrant’s Fourth Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan and the Registrant’s Third Amended & Restated Omnibus Non-Employee Director Share and Cash Incentive Plan as of the effective date of the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Item 1 of Part I will be delivered to participants in the Plan, in accordance with Form S-8 and Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and will not be, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference

The following documents, which previously have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended the (“Exchange Act”), are incorporated in this Registration Statement by reference:

1.the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 19, 2026;

2.the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on May 7, 2026;

3.the Registration’s Current Reports on Form 8-K filed with the Commission on May 4, 2026 and May 14, 2026; and

4.the description of the Common Shares, contained under the captioned “Description of the Share Capital of Cushman & Wakefield Ltd.” in Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12B filed with the Commission on November 28, 2025.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The following is only a general summary of certain aspects of Bermuda law and the Registrant’s bye-laws (the “Bye-Laws”) that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) and of the Bye-Laws.

The Companies Act provides generally that a Bermuda company may exempt or indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Provisions in the Bye-Laws provide that the Registrant shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Bye-Laws provide that the Registrant’s shareholders waive any claim or right of action that they have, both individually and on the Registrant’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer to recover any gain, personal profit or advantage to which such director is not legally entitled. Section 98A of the

Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Bye-Laws, agreement, vote of shareholders or disinterested directors or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

The Registrant entered into indemnification agreements with its directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Bermuda law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description
4.1	Memorandum of Association of Cushman & Wakefield Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12B, filed with the Commission on November 28, 2025)
4.2	Bye-Laws of Cushman & Wakefield Ltd. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K 12B, filed with the Commission on November 28, 2025)
4.3	2026 Omnibus Share and Cash Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on May 14, 2026)
5.1*	Opinion of Conyers Dill & Pearman Limited
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Conyers Dill & Pearman Limited (filed as part of Exhibit 5.1)
24.1*	Power of attorney (including on the signature page of this Registration Statement)
107*	Calculation of Filing Fee Table
* Each document marked with an asterisk is filed herewith.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to these Registration Statements:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statements; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements or any material change to such information in the Registration Statements;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statements.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 14, 2026.

CUSHMAN & WAKEFIELD LTD.

By: /s/ Michelle MacKay
Name: Michelle MacKay
Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michelle MacKay and Noelle J. Perkins, and each of them, as his or her true and lawful attorney-in-fact and agent, upon the action of either such appointee, with full power of substitution and resubstitution, to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 14th day of May, 2026 by the following persons in the following capacities.

Signature	Title	Date
/s/ Michelle MacKay	Chief Executive Officer and Director	May 14, 2026
Michelle MacKay	(Principal Executive Officer and Authorized Representative in the United States)
/s/ Neil Johnston	Chief Financial Officer	May 14, 2026
Neil Johnston	(Principal Financial Officer)
/s/ Laurida Sayed	Chief Accounting Officer	May 14, 2026
Laurida Sayed	(Principal Accounting Officer)
/s/ Michelle Felman	Director	May 14, 2026
Michelle Felman
/s/ Jennifer McPeek	Director	May 14, 2026
Jennifer McPeek
/s/ Timothy Wennes	Director	May 14, 2026
Timothy Wennes
/s/ Jodie Watt McLean	Director	May 14, 2026
Jodie Watt McLean
/s/ Billie Williamson	Director	May 14, 2026
Billie Williamson
/s/ Susan Daimler	Director	May 14, 2026
Susan Daimler
/s/ Stephen Plavin	Director	May 14, 2026
Stephen Plavin
/s/ Angela Sun	Director	May 14, 2026
Angela Sun
/s/ Rajesh Vennam	Director	May 14, 2026
Rajesh Vennam